Exhibit 99.1

PRESS RELEASE - FOR IMMEDIATE DISTRIBUTION

Dated:  May 28, 2010

Citizens Bancorp of Virginia Holds Annual Shareholder Meeting

[Blackstone, Virginia]    Citizens Bancorp of Virginia, Inc. (the “Company”) (OTCBB: CZBT), the parent company of Citizens Bank and Trust Company (the “Bank”), held its 2010 Annual Shareholder Meeting on May 27, 2010 at its Company’s main office at 126 South Main Street, Blackstone, Virginia.  Mr. Joseph D. Borgerding, President and CEO of the Company, served as chairman of the meeting.

The order of the meeting included the election of the eleven directors, ten of who are independent directors, who will serve until the 2011 Annual Shareholder Meeting.  The directors receiving sufficient votes to be re-elected included: Ms. Webb, Messers. Beale, Borgerding, Coleburn, Jenkins, Morrissette, Newman, Parker, Tharpe, West and Wilson III.

Mr. Borgerding announced that Mr. Samuel H. West was re-elected Chairman of the Board, and Mr. Roy C. Jenkins, Jr. was re-elected as Vice-Chairman of the Board.  Mr. West has been a director since 1994 and he serves as the Audit Committee Chairman and Financial Expert.

Mr. Charles F. Parker, Jr. and Mr. Timothy R. Tharpe were standing for election to the Board of Directors for their first term.  Mr. Parker is President of Parker Oil Company located in South Hill, Virginia and he joined the Board in August 2009.  Mr. Tharpe is Vice President and Manager of J.R. Tharpe Trucking Co., Inc., located in Burkeville, Virginia and he joined the Board in December 2009.  Mr. Parker serves as a member of the Compensation Committee.  Mr. Parker was appointed to the Information Technology Steering Committee, effective May 27, 2010.  Mr. Tharpe was named to serve as a member of the Audit and Risk Management Committee and the Acquisition Committee.

Shareholders were also asked to ratify the selection of the independent certified public accounting firm of Yount, Hyde & Barbour, P.C. to serve as the Company’s independent auditors for 2010.  This proposal was approved by shareholders.

Citizens Bank and Trust Company was founded in 1873 and is the second oldest independent bank in Virginia.  The Bank has eleven offices in the Counties of Amelia, Chesterfield, Mecklenburg, Nottoway and Prince Edward, along with one branch in the city of Colonial Heights and one in the Town of South Hill, Virginia.  Citizens Bancorp of Virginia, Inc. is a single bank holding company headquartered in Blackstone, Virginia and the Company’s stock trades on the OTC Bulletin Board under the symbol “CZBT”.  Additional information on the Company is also available at its web site: www.cbtva.com.

Citizens Bancorp of Virginia, Inc. cautions readers that certain statements in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Although the Company believes that its expectations with respect to these forward-looking statements are based upon reasonable assumptions within the bounds of its business operations, there can be no assurance that the actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.  For more details on factors that could affect expectations, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 and its other filings with the Securities and Exchange Commission.

CONTACT:              Joseph D. Borgerding
          President and Chief Executive Officer
      Voice: 434-292-8100 or E-mail: Joe.Borgerding@cbtva.com.

*****************************************************************************************************************************************************************************************************************